Filed Pursuant to Rule 433

Registration No. 333-132911

Subject to Completion

Preliminary Term Sheet dated July 30, 2008

Units
9.25% Callable STock Return Income DEbt Securities[SM]
Due September , 2010 payable on the maturity date with
Oracle Corporation common stock
$25 principal amount per unit

Term Sheet No.

Merrill Lynch & Co., Inc.

Pricing Date*	August , 2008
Settlement Date*	September , 2008
Maturity Date*	September , 2010
CUSIP No.	

Callable STRIDES[SM]

- Interest paid quarterly at the rate of 9.25% per year
- A maturity of approximately 24 months, if not redeemed or called
- Payable at maturity with shares of Oracle Corporation common stock equal to the then applicable share multiplier
- Callable on or after September , 2009*, providing a yield to call of between 10.5% and 14.5%
- Application made to list on NYSE Arca under the symbol "OLE"

STRUCTURED INVESTMENTS
PRINCIPAL PROTECTION
ENHANCED INCOME
MARKET PARTICIPATION
ENHANCED PARTICIPATION

The Callable STRIDES will have the terms specified in this term sheet as supplemented by the documents indicated herein under “Additional Note Terms” (together the “Note Prospectus”). Investing in the Callable STRIDES involves a number of risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page PS-4 of product supplement STRIDES-2.

In connection with this offering, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and its broker-dealer affiliate First Republic Securities Company, LLC is acting in its capacity as a principal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)(2)	$25.00	$
Underwriting discount (2)	$.50	$
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$24.50	$

(1)	Plus accrued interest from September , 2008, if settlement occurs after that date.

(2)	The public offering price and underwriting discount for any purchase of 200,000 units or more in a single transaction by an individual investor will be $24.875 per unit and $.375 per unit, respectively.

*Depending on the date the Callable STRIDES are priced for initial sale to the public (the “Pricing Date”), which may be in August or September 2008, the settlement date may occur in August or September 2008, the first call date may occur in August or September 2009 and the maturity date may occur in August or September 2010. Any reference in this term sheet to the month in which the settlement date, call dates, interest payment dates or the maturity date will occur is subject to change based on the Pricing Date.

“STock Return Income DEbt Securities” and “STRIDES” are service marks of Merrill Lynch & Co., Inc.

Merrill Lynch & Co.

August     , 2008

Summary

The 9.25% Callable STock Return Income DEbt SecuritiesSM Due September     , 2010 (the “Callable STRIDES”) payable on the maturity date with Oracle Corporation common stock are senior, unsecured debt securities of Merrill Lynch & Co., Inc. and are designed for investors seeking interest payments on their investment and who want to participate in the change in the price of Oracle Corporation (the “Underlying Company”) common stock (the “Deliverable Shares”) over the term of the Callable STRIDES, subject to our right to call the Callable STRIDES. Investors must be willing to accept a return that is capped if the Callable STRIDES are called or, if the Callable STRIDES are not called, a repayment in shares that is valued less, and potentially significantly less, than the Original Public Offering Price of the Callable STRIDES.

Terms of the Callable STRIDES	Determining Payment at Maturity or Call for the Callable STRIDES

Hypothetical Payout Profile

Hypothetical Call Prices

Based on a hypothetical original issue date, maturity date and yield to call, the following table sets forth the hypothetical month-end, midmonth, first and last Call Prices from July 27, 2009 through July 26, 2010, the hypothetical first Call Date and the hypothetical maturity date, respectively. For an example of the Call Price calculation, see Annex A to this term sheet. The actual first and last Call Prices will be determined on the Pricing Date and set forth in the final term sheet made available in connection with the sales of the Callable STRIDES. If we elect to exercise our call option, the Call Price will be disclosed in the notice we deliver to the Trustee in connection with our call of the Callable STRIDES.

This table assumes:

• hypothetical original issue date:	July 26, 2008

• hypothetical initial Share Multiplier:	1.16892893 (based upon the Volume Weighted Average Price of the Deliverable Shares of $21.3871 on the hypothetical Pricing Date of July 23, 2008)

• interest rate:	9.25% per year

• hypothetical interest payment dates:	On January 26, April 26, July 26 and October 26, of each year, beginning October 26, 2008 (computed on the basis of a 360-day year of twelve 30-day months, compounded annually)

• hypothetical yield to call:	12.5%, the midpoint of the range of 10.5% and 14.5% (computed on the basis of a 360-day year of twelve 30-day months, compounded annually)

• hypothetical maturity date:	July 26, 2010

Hypothetical Call Date	Hypothetical Call Price per Callable STRIDES ($) (1)	Interest Payable on Call Date per Callable STRIDES ($) (1)	Final Amount per Callable STRIDES ($) (1)
July 27, 2009 (hypothetical first Call Date)	25.7087	0.0064	25.7152
July 31, 2009	25.7167	0.0321	25.7488
August 14, 2009	25.7430	0.1156	25.8586
August 31, 2009	25.7780	0.2248	26.0028
September 15, 2009	25.8074	0.3148	26.1222
September 28, 2009	25.8353	0.3983	26.2335
October 15, 2009	25.8724	0.5075	26.3799
October 30, 2009	25.9051	0.0257	25.9308
November 16, 2009	25.9384	0.1285	26.0669
November 30, 2009	25.9681	0.2184	26.1865
December 15, 2009	26.0006	0.3148	26.3154
December 30, 2009	26.0337	0.4111	26.4448
January 15, 2010	26.0675	0.5075	26.5749
January 29, 2010	26.0990	0.0193	26.1182
February 15, 2010	26.1333	0.1220	26.2553
February 26, 2010	26.1573	0.1927	26.3500
March 15, 2010	26.1995	0.3148	26.5143
March 31, 2010	26.2359	0.4175	26.6534
April 15, 2010	26.2683	0.5075	26.7758
April 30, 2010	26.3030	0.0257	26.3287
May 14, 2010	26.3339	0.1156	26.4495
May 31, 2010	26.3722	0.2248	26.5971
June 15, 2010	26.4044	0.3148	26.7192
June 30, 2010	26.4395	0.4111	26.8506
July 15, 2010	26.4752	0.5075	26.9827
July 26, 2010 (hypothetical maturity date)	26.5019	0.5781	27.0800

(1)	The figures are subject to rounding.

The following graph shows the relationship between the Call Price and the Call Price plus accrued but unpaid interest from July 27, 2009, the hypothetical first Call Date, through July 26, 2010, the hypothetical maturity date.

Hypothetical Returns on the Hypothetical Maturity Date

The following table illustrates, for a range of hypothetical Closing Market Prices of the Deliverable Shares on the hypothetical maturity date:

▪	the product of the hypothetical Closing Market Price of the Deliverable Shares on the hypothetical maturity date and the hypothetical Share Multiplier;
▪	the percentage change in the price of the Deliverable Shares from the hypothetical Pricing Date to the hypothetical maturity date;
▪	the value of Deliverable Shares due or amount payable on the Callable STRIDES, including the payment of accrued and unpaid interest on the hypothetical maturity date;
▪	the total annualized yield on the Callable STRIDES on the hypothetical maturity date; and
▪	the total annualized yield from direct ownership of the Deliverable Shares.

This table assumes the same hypothetical Pricing Date, original issue date, initial Share Multiplier, interest rate, interest payment dates, yield to call and maturity date which were used in connection with the hypothetical Call Price calculations in the previous table. This table also assumes that the Callable STRIDES have not been redeemed or called prior to the hypothetical maturity date and will be called by ML&Co. on the hypothetical maturity date if the total annualized yield on the Callable STRIDES would otherwise be greater than 12.5% on the hypothetical maturity date.

Hypothetical Closing Market Price of the Deliverable Shares on the hypothetical maturity date ($)	The product of the hypothetical Closing Market Price on the hypothetical maturity date and the hypothetical initial Share Multiplier ($)	Percentage change in the price of the Deliverable Shares from the hypothetical Pricing Date to the hypothetical maturity date	Value of Deliverable Shares and interest due, or amount payable on, the Callable STRIDES on the hypothetical maturity date ($)(1)	Total annualized yield on the Callable STRIDES on the hypothetical maturity date(2)	Total annualized yield from direct ownership of the Deliverable Shares(3)
4.28	5.00	-80.00%	5.5781	-43.58%	-55.28%
6.42	7.50	-70.00%	8.0781	-34.28%	-45.23%
8.55	10.00	-60.00%	10.5781	-26.25%	-36.75%
10.69	12.50	-50.00%	13.0781	-19.07%	-29.29%
12.83	15.00	-40.00%	15.5781	-12.53%	-22.54%
14.97	17.50	-30.00%	18.0781	-6.48%	-16.33%
17.11	20.00	-20.00%	20.5781	-0.82%	-10.56%
19.25	22.50	-10.00%	23.0781	4.51%	-5.13%
21.39 (4)	25.00 (5)	0.00%	25.5781	9.57%	0.00%
21.81	25.50	2.00%	26.0781	10.56%	1.00%
22.24	26.00	4.00%	26.5781	11.53%	1.98%
22.67	26.50	6.00%	27.0781	12.49%	2.96%
23.10	27.00	8.00%	27.0800 (6)	12.50%	3.92%
23.53	27.50	10.00%	27.0800	12.50%	4.88%
25.66	30.00	20.00%	27.0800	12.50%	9.54%
27.80	32.50	30.00%	27.0800	12.50%	14.02%
29.94	35.00	40.00%	27.0800	12.50%	18.32%
32.08	37.50	50.00%	27.0800	12.50%	22.47%
34.22	40.00	60.00%	27.0800	12.50%	26.49%
36.36	42.50	70.00%	27.0800	12.50%	30.38%
38.50	45.00	80.00%	27.0800	12.50%	34.16%

(1)	The amounts specified in this column include payment of accrued and unpaid interest payable on the hypothetical maturity date, rounded to four decimal places.

(2)	The total annualized yield on the hypothetical maturity date represents the annual interest rate used in determining the present values, discounted to the original issue date, of all payments made or to be made on the Callable STRIDES, including the Call Price and all interest payments made through and including the applicable Call Date, the sum of these present values being equal to the Original Public Offering Price. This annualized yield:

(a)	assumes coupon payments are (i) made quarterly on January 26, April 26, July 26 and October 26, of each year, beginning October 26, 2008 and (ii) reinvested for the remainder of the term of the Callable STRIDES at the applicable yield listed in this column;

(b)	assumes an investment term from July 26, 2008 to July 26, 2010, a term expected to be approximately equal to that of the Callable STRIDES; and

(c)	is computed on the basis of a 360-day year of twelve 30-day months compounded annually.

(3)	This annualized yield assumes:

(a)	a percentage change in the value of the Deliverable Shares that equals the percentage change in the product of the hypothetical Share Multiplier and the Volume Weighted Average Price of a Deliverable Share on the hypothetical Pricing Date to the relevant hypothetical Closing Market Price of the Deliverable Shares on the hypothetical maturity date multiplied by the hypothetical Share Multiplier;

(b)	a dividend payment of $0.00 per quarter per share;

(c)	no transaction fees or expenses;

(d)	an investment term from July 26, 2008 to July 26, 2010, a term expected to be similar to that of the Callable STRIDES; and

(e)	is computed on the basis of a 365-day year and the actual number of days compounded annually.

(4)	This was the Volume Weighted Average Price of the Deliverable Shares on July 23, 2008, the hypothetical Pricing Date, and rounded to two decimal places.

(5)	This is the Original Public Offering Price of one unit of the Callable STRIDES. This value represents the product of the Volume Weighted Average Price of the Deliverable Shares on the hypothetical Pricing Date of $21.3871 and the hypothetical initial Share Multiplier of 1.16892893.

(6)	The amount representing a yield to call of 12.5% will be paid in cash.

Risk Factors

An investment in the Callable STRIDES involves significant risks. The following is a list of certain of the risks involved in investing in the Callable STRIDES. You should carefully review the more detailed explanation of risks relating to the Callable STRIDES in the “Risk Factors” sections included in the product supplement and MTN prospectus supplement identified below under “Additional Note Terms”. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Callable STRIDES.

▪	Your investment may result in a loss.

▪	The Callable STRIDES are subject to being called at our option, in which case your yield is subject to a cap.

▪	Your yield may be lower than the yield on other debt securities of comparable maturity.

▪	Your return may be limited and will not be identical to the return of owning the Deliverable Shares.

▪

In seeking to provide investors with what we believe to be commercially reasonable terms for the Callable STRIDES while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Callable STRIDES. If a trading market develops for the Callable STRIDES (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Callable STRIDES on a date prior to the maturity date.

▪	Many factors affect the trading value of the Callable STRIDES; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

▪	Amounts payable on the Callable STRIDES may be limited by state law.

▪	The Underlying Company has no obligations relating to the Callable STRIDES and no diligence has been performed with respect to the Underlying Company.

▪	Callable STRIDES holders are not entitled to stockholder’s rights.

▪	Purchases and sales of the Deliverable Shares by us and our affiliates may affect your return.

▪	Potential conflicts of interest could arise.

▪	Tax consequences are uncertain.

Investor Considerations

You may wish to consider an investment in the Callable

STRIDES if:

▪	You anticipate that the value of the Deliverable Shares will not decrease enough to offset the interest payments made on the Callable STRIDES to provide you with your desired return.

▪	You accept that your investment may result in a loss, which could be significant, if the level of the Deliverable Shares decreases.

▪	You accept that the Callable STRIDES are callable and the yield to call will not exceed between 10.5% and 14.5% per year on the Original Public Offering Price per unit of the Callable STRIDES.

▪	You accept downside exposure to the Deliverable Shares with no expectation of dividends or other benefits of owning the underlying securities during the term of the Callable STRIDES.

▪

You are willing to accept that there is no assurance that the Callable STRIDES will be listed on NYSE Arca and that any listing will not ensure that a trading market will develop for the Callable STRIDES or that there will be liquidity in the trading market.

The Callable STRIDES may not be appropriate investments for you if:

▪	You anticipate that the Deliverable Shares will depreciate and such depreciation will not be offset by the interest payments made on the Callable STRIDES to provide you with your desired return.

▪	You are seeking principal protection or preservation of capital.

▪	You seek an investment that will not be callable or have a capped return.

▪	You want to receive dividends or other distributions paid on the Deliverable Shares over the term of the Callable STRIDES.

▪	You want assurances that there will be a liquid market if and when you want to sell the Callable STRIDES prior to call, redemption or maturity.

Other Provisions

We may deliver the Callable STRIDES against payment therefor in New York, New York on a date that is greater than three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the Callable STRIDES occurs more than three business days from the Pricing Date, purchasers who wish to trade Callable STRIDES more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase these offered securities, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic Securities Company, LLC acting as a principal in effecting the transaction for your account. MLPF&S is acting as an underwriter and/or selling agent for this offering and will receive underwriting compensation from the issuer of the securities.

Supplement to the Plan of Distribution

MLPF&S and First Republic Securities Company, LLC, each a broker-dealer subsidiary of ML&Co., are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate in the distribution of the Callable STRIDES. Accordingly, offerings of the Callable STRIDES will conform to the requirements of NASD Rule 2720.

MLPF&S and First Republic Securities Company, LLC may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the Callable STRIDES. MLPF&S and First Republic Securities Company, LLC may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

The Deliverable Shares

We have derived the following information from publicly available documents published by the Underlying Company. We make no representation or warranty as to the accuracy or completeness of the following information. The Underlying Company develops, manufactures, markets, distributes and services database and middleware software as well as applications software designed to help customers manage their business operations. Because the Deliverable Shares are registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the SEC’s facilities or through the SEC’s web site by reference to SEC file number 000-51788. See “Where You Can Find More Information” in the accompanying general prospectus supplement and prospectus. We make no representation or warranty as to the accuracy or completeness of the information or reports.

The selection of the Deliverable Shares is not a recommendation to buy or sell the Deliverable Shares. Neither we nor any of our affiliates make any representation to you as to the performance of the Deliverable Shares.

The Deliverable Shares trade on The NASDAQ Global Select Market under the symbol “ORCL”.

Historical Data

The following table sets forth the high and low closing prices for the calendar quarters from January 2003 through July 29, 2008. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Market, rounded to two decimal places. The historical closing prices of the Deliverable Shares should not be taken as an indication of future performance, and we cannot assure you that the price of the Deliverable Shares will not decrease. In addition, we cannot assure you that the price of the Deliverable Shares will increase so that the value of the Deliverable Shares that you may receive on the maturity date, if not previously called by us, or redeemed, will exceed the Original Public Offering Price of the Callable STRIDES.

	High	Low
2003
First Quarter	13.11	10.68
Second Quarter	13.65	10.76
Third Quarter	13.76	11.25
Fourth Quarter	13.33	11.40
2004
First Quarter	14.89	11.34
Second Quarter	12.77	10.97
Third Quarter	11.81	9.86
Fourth Quarter	14.63	11.87
2005
First Quarter	13.97	12.28
Second Quarter	13.57	11.52
Third Quarter	14.05	12.19
Fourth Quarter	12.97	11.98
2006
First Quarter	13.99	12.20
Second Quarter	14.93	13.15
Third Quarter	18.19	14.10
Fourth Quarter	19.66	17.10
2007
First Quarter	18.49	16.29
Second Quarter	19.88	18.14
Third Quarter	21.98	19.11
Fourth Quarter	23.04	19.36
2008
First Quarter	23.11	18.44
Second Quarter	23.18	19.84
Third Quarter (through July 29, 2008)	21.59	20.25

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the Callable STRIDES. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement STRIDES-2 and MTN prospectus supplement, which you should carefully review prior to investing in the Callable STRIDES. Capitalized terms used and not defined herein have the meanings ascribed to them in the accompanying product supplement STRIDES-2.

General.    There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. federal income tax purposes, of the Callable STRIDES or securities with terms substantially the same as the Callable STRIDES. Accordingly, the proper U.S. federal income tax characterization and treatment of the Callable STRIDES is uncertain. Pursuant to the terms of the Callable STRIDES, ML&Co. and every holder of a Callable STRIDES agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat a Callable STRIDES for all tax purposes as an investment unit consisting of the following components (the “Components”): (i) a debt instrument of ML&Co. (the “Debt Instrument”) with a fixed principal amount unconditionally payable on the maturity date equal to the principal amount of the Callable STRIDES (i.e., the Original Public Offering Price) and bearing stated interest at the stated interest rate for the Callable STRIDES and (ii) a forward contract (the “Forward Contract”) pursuant to which the holder agrees to use the principal payment due on the Debt Instrument to make a payment to ML&Co. in exchange for the right to receive on the maturity date a number of Deliverable Shares equal to the then current Share Multiplier (subject to our right to cancel the Forward Contract in the event that we exercise our right to call the Callable STRIDES prior to the maturity date). Furthermore, based on ML&Co.’s determination of the relative fair market values of the Components at the time of issuance of the Callable STRIDES, ML&Co. will assign $             of the original issue price of the Callable STRIDES (i.e., the Original Public Offering Price) to the Debt Instrument and will assign $             of the original issue price of the Callable STRIDES (i.e., the Original Public Offering Price) to the Forward Contract. Based upon the foregoing, a holder who acquires a Callable STRIDES in connection with the original issuance thereof will be treated as having purchased the Debt Instrument for $             per unit and as having received an initial payment with respect to the Forward Contract in an amount equal to $             per unit.

Due to the absence of authorities that directly address instruments that are similar to the Callable STRIDES, significant aspects of the U.S. federal income tax consequences of an investment in the Callable STRIDES are not certain, and no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the characterization and tax treatment described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in the Callable STRIDES (including alternative characterizations and tax treatments of the Callable STRIDES) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Possible Future Tax Law Changes.    On December 7, 2007, the IRS released a notice that could possibly affect the taxation of holders of the Callable STRIDES. According to the notice, the IRS and the U.S. Department of the Treasury (the “Treasury Department”) are actively considering, among other things, whether the holder of an instrument having terms similar to the Callable STRIDES should be required to accrue either ordinary income or capital gain on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of instruments having terms similar to the Callable STRIDES will ultimately be required to accrue income (in addition to any interest payments) currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether the tax treatment of such instruments should vary depending upon whether or not such instruments are traded on a securities exchange, whether such instruments should be treated as indebtedness, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether the special “constructive ownership rules” contained in Section 1260 of the Internal Revenue Code of 1986, as amended, might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, if any, of the above considerations to their investment in the Callable STRIDES. ML&Co. intends to continue to treat the Callable STRIDES for U.S. federal income tax purposes in accordance with the treatment described herein unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Prospective purchasers of the Callable STRIDES should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the Callable STRIDES. See the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement STRIDES-2.

Experts

The consolidated financial statements incorporated by reference in this term sheet from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 28, 2007 and the effectiveness of Merrill Lynch & Co., Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, incorporated herein by reference (which reports (1) expressed an unqualified opinion on the consolidated financial statements and included an explanatory paragraph regarding the changes in accounting methods in 2007 relating to the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement,” Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109,” and in 2006 for share-based payments to conform to Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” and included an explanatory paragraph relating to the restatement discussed in Note 20 to the consolidated financial statements and (2) expressed an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information as of March 28, 2008 and for the three-month periods ended March 28, 2008 and March 30, 2007, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in Merrill Lynch & Co., Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 28, 2008 and incorporated by reference herein (which report included an explanatory paragraph relating to the restatement discussed in Note 16 to the condensed consolidated interim financial statements), they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Additional Note Terms

You should read this term sheet, together with the documents listed below (collectively, the “Note Prospectus”), which together contain the terms of the Callable STRIDES and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The Callable STRIDES involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Callable STRIDES.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement STRIDES-2 dated November 9, 2007:

http://www.sec.gov/Archives/edgar/data/65100/000119312507242067/d424b2.htm

▪	MTN prospectus supplement dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070946/d424b5.htm

▪	General prospectus supplement dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070973/d424b5.htm

▪	Prospectus dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070817/ds3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 65100. References in this term sheet to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

ML&Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that ML&Co. has filed with the SEC for more complete information about ML&Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, ML&Co., any agent or any dealer participating in this offering, will arrange to send you the Note Prospectus if you so request by calling toll-free 1-866-500-5408.

Structured Investments Classification

ML&Co. classifies certain of its structured investments (the “Structured Investments”), including the Callable STRIDES, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection at maturity, while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments are not structured to include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments are not structured to include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.

ANNEX A

Call Price Calculation Methodology

The Call Price is the amount of cash, per Callable STRIDES, that when discounted from the Call Date to the original issue date by a discount factor based on an annual yield to call and when added to the present value of all interest payments made through and including the applicable Call Date discounted to the original issue date by that same discount factor, will equal the Original Public Offering Price.

As an example, the following steps describe the calculation of the Call Price for July 26, 2010:

•

First, the sum of the present values on the original issue date of all interest payments (assuming a discount factor based on an annual yield to call of 12.5%, the midpoint of the range of 10.5% to 14.5%) made on the Callable STRIDES through and including the applicable Call Date is calculated. For a more detailed description of this calculation, please see the table below.

The following table illustrates, for the scheduled interest payment dates and the scheduled Call Date listed, the:

(a)	amount of interest payable (computed on the basis of a 360-day year of twelve 30-day months) on the applicable date;

(b)	years from the original issue date to the applicable interest payment date (computed on the basis of a 360-day year of twelve 30-day months);

(c)	discount factor(1) based upon an annual yield to call of 12.5% (the midpoint of the range of 10.5% to 14.5%);

(d)	present value on the original issue date of the interest payments(3); and

(e)	the sum of the present values of all interest payments discounted to the original issue date.

This table assumes:

• hypothetical original issue date:	July 26, 2008

• hypothetical initial Share Multiplier:	1.16892893 (based upon the Volume Weighted Average Price of the Deliverable Shares of $21.3871 on the hypothetical Pricing Date of July 23, 2008)

• interest rate:	9.25% per year

• hypothetical interest payment dates:	On January 26, April 26, July 26 and October 26, of each year, beginning October 26, 2008 (computed on the basis of a 360-day year of twelve 30-day months, compounded annually)

• hypothetical yield to call:	12.5%, the midpoint of the range of 10.5% and 14.5% (computed on the basis of a 360-day year of twelve 30-day months, compounded annually)

• hypothetical maturity date:	July 26, 2010

Date(2)	Interest Amount Payable	Years From Original Issue Date	Discount Factor(1) Based on the Yield to Call	Present Value at Original Issue Date of Interest Payments(3)
July 26, 2008 (issuance)		0.00	1.000000
October 26, 2008	0.578125	0.25	0.970984	0.561350
January 26, 2009	0.578125	0.50	0.942809	0.545061
April 26, 2009	0.578125	0.75	0.915452	0.529246
July 26, 2009	0.578125	1.00	0.888889	0.513889
October 26, 2009	0.578125	1.25	0.863096	0.498977
January 26, 2010	0.578125	1.50	0.838052	0.484499
April 26, 2010	0.578125	1.75	0.813735	0.470441
July 26, 2010	0.578125	2.00	0.790123	0.456790

Sum of the present values of all interest payments:				4.060253

•	Next, the sum of the present values of the interest payments is subtracted from the Original Public Offering Price to produce the present value of the Call Price on the original issue date:

$25.00000 – $4.060253 = $20.939747 (the present value of the Call Price)

•

Finally, the present value of the Call Price is divided by the applicable discount factor(1) and rounded to the sixth decimal place, the quotient being the Call Price payable on the applicable Call Date:

$20.939747 0.790123	= $26.501883 (the Call Price)

(1)	The discount factor is equal to	(1	) X	, where X is the number of years from the original issue date
		1.125
	(computed on the basis of a 360-day year of twelve 30-day months compounded annually). The actual discount factor will be determined on the Pricing Date based upon the actual yield to call and will be disclosed in the final term sheet made available in connection with sales of the Callable STRIDES.

(2)	The dates in this column reflect the original issue date, the scheduled interest payment dates and July 26, 2010, the Call Date used in calculating this example. If a scheduled interest payment date falls on a day that is not a Business Day, payment will be made on the following Business Day, however, the present values of the interest payments will be calculated assuming each payment is made on the calendar day scheduled for that payment.

(3)	The present values in this column represent the product of the applicable interest payment amount and the corresponding discount factor. Due to rounding, the numbers in this column may not equal the sum of the present values of all interest payments.